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Cincinnati Financial Corporation

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CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

March 21, 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, April 23, 2005, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:

1.

Electing five directors for terms of three years,

2.

Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2005,

3.

Approving an increase in the authorized shares of common stock,

4.

Adopting Cincinnati Financial Corporation Stock Option Plan No. VIII,

5.

Approving Cincinnati Financial Corporation 2003 Non-Employee Directors’ Stock Plan, and

6.

Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 25, 2005, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, you can ensure that your shares will be voted by completing and submitting the enclosed proxy. You can vote over the Internet, by telephone or by mail, using the enclosed proxy. Please see your proxy for specific instructions.

Your Internet or telephone vote must be received by 1 a.m. Eastern time on April 23, 2005, to be counted in the final tabulation. Your interest and participation in the affairs of the company are appreciated.

/S/ Kenneth W. Stecher

Kenneth W. Stecher

Secretary

Mailing of this Proxy Statement, Annual Report, Form 10-K and the accompanying proxy to Cincinnati Financial Corporation shareholders began on March 21, 2005

About the Annual Meeting

Who is soliciting my vote? – The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2005 Annual Meeting of Shareholders.

Who is entitled to vote? – Shareholders of record at the close of business on February 25, 2005, may vote.

How many votes do I have? – You have one vote for each share of common stock you owned on February 25, 2005.

How many votes can be cast by all shareholders? – There were 167,249,902 shares of common stock outstanding that can be voted as of the close of business on February 25, 2005.

How many shares must be represented to hold the meeting? – A majority of the outstanding shares, or 83,624,952, must be represented to hold the meeting.

How many votes are needed to elect directors and to approve the proposals?– Directors are elected by a plurality of the votes cast. The proposal increasing the number of authorized shares will be approved if at least two-thirds of all outstanding shares are voted in favor of that proposal. The other proposals will be approved if the votes cast in favor exceed the votes cast against the matter.

How do I vote?–You may vote either in person at the annual meeting or by proxy, whether or not you attend the meeting. If you hold your Cincinnati Financial Corporation common stock certificates directly in your name, you may vote by:

•

Internet or telephone – Please follow the instructions on the proxy. The deadline for Internet or telephone voting is 1 a.m. Eastern time on April 23, 2005.

•

Mail – Please complete, sign and return the accompanying proxy in the enclosed postage-paid envelope.

If your shares of Cincinnati Financial Corporation common stock are registered in the name of a bank, broker or other nominee, you must vote your shares using the method(s) available through that organization.

Can I change my vote or revoke my proxy? – Yes. Just send in a new signed proxy card with a later date, cast a new vote by Internet or telephone or send a written notice of revocation to the secretary of Cincinnati Financial Corporation. If you attend the annual meeting and want to vote in person, you can request a ballot and direct that your previously submitted proxy not be used. Otherwise, your attendance itself does not constitute a revocation of your previously submitted proxy.

What if I vote “abstain?” – A vote to abstain on the proposal increasing the authorized shares has the effect of a vote against the proposal. A vote to abstain has no effect on the votes required to elect directors or to approve the other proposals.

Can my shares be voted if I don’t return my proxy and don’t attend the annual meeting? – If your shares are registered in your name, the answer is no. If you don’t vote shares registered in the name of a bank, broker or other nominee, Nasdaq rules provide that the broker can vote your shares as the broker wishes for the election of directors and ratification of the independent registered public accounting firm but not for certain other matters. A broker non-vote is counted as a vote to abstain.

How are the votes counted? – Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the results. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy.

Could other matters be decided at the meeting? – We don’t know of any other matters that will be considered at the annual meeting. For any matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Who can attend the meeting? – The meeting is open to all interested parties.

Can I listen to the meeting if I cannot attend in person? – If you have access to the Internet, you can listen to a live webcast of the meeting. Instructions will be available on the Investors page of www.cinfin.com approximately two weeks before the meeting. An audio replay will be available on the Web site within two hours of the close of the meeting.

Introduction

The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board directs management in the performance of the company’s obligations to its independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.

Annual Report and Form 10-K

The board is committed to full, fair, accurate, timely and understandable disclosure in the company’s periodic reports and other public statements. Our company’s 2004 Annual Report to Shareholders, which contains the 2004 Annual Report on Form 10-K, has been included in the distribution with this Proxy Statement. We urge you to read them carefully to learn more about our performance in 2004 and management’s outlook for 2005 and beyond. These documents also are available on the Investors page of www.cinfin.com. Shareholders can choose to be notified via e-mail when new information is posted to the site or can choose to receive our information via electronic delivery.

Cumulative Total Return

As depicted in the graph below, the five-year total return on a $100 investment made December 31, 1999, assuming the reinvestment of all dividends, was 67.3 percent for Cincinnati Financial Corporation’s common stock compared with 88.8 percent for the Standard & Poor’s Composite 1500 Property & Casualty Insurance Index and a negative 11.0 percent for the Standard & Poor’s 500 Index.

The Standard & Poor’s Composite 1500 Property & Casualty Insurance Index includes 23 companies: Ace Ltd., Allstate Corporation, AMBAC Financial Group, Berkley (W R) Corporation, Chubb Corporation, Cincinnati Financial Corporation, Fidelity National Financial Inc., First American Corporation, Landamerica Financial Group, MBIA Inc., Ohio Casualty Corporation, Old Republic International Corporation, Philadelphia Consolidated Holding Corporation, Proassurance Corporation, Progressive Corporation, RLI Corporation, Safeco Corporation, SCPIE Holdings Inc., Selective Insurance Group Inc., St. Paul Travelers Companies Inc., Stewart Information Services, XL Capital Ltd, Zenith National Insurance Corp.

The Standard & Poor’s 500 Index includes a representative sample of 500 leading companies in a cross-section of industries of the U.S. economy. Although this index focuses on the large capitalization segment of the market, it is widely viewed as a proxy for the total market.

Total Return Analysis

CFC vs. Market Indices

December 31 Totals

[GRAPH ATTACHED IN PDF FORMAT]

Security Ownership of Principal Shareholders and Management

Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company to be deemed to be beneficial owners of at least 5 percent of the common stock of the company as of February 25, 2005. John J. and Thomas R. Schiff are directors of the company.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class
Common stock	John J. Schiff, Jr., CPCU Cincinnati Financial Corporation 6200 South Gilmore Fairfield, OH 45014	11,703,264	(1)(2)(3)(4)	7.00
Common stock	Thomas R. Schiff Cincinnati Financial Corporation 6200 South Gilmore Fairfield, OH 45014	8,845,231	(1)(2)(5)	5.29
Common stock	U.S. Bancorp (U.S. Bancorp Asset Management, Inc.) 800 Nicollet Mall Minneapolis, MN 55402-7020	9,264,560	(5)(6)	5.51

The outstanding common shares beneficially owned by each other director and nondirector executive officers as of February 25, 2005, are shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class
Other Directors
William F. Bahl, CFA	196,074	(5)(7)	0.12
James E. Benoski	347,254	(3)	0.21
Michael Brown	248,761	(5)	0.15
Dirk J. Debbink	4,582	(5)	–
Kenneth C. Lichtendahl	13,814	(5)	0.01
W. Rodney McMullen	12,933	(5)	0.01
Gretchen W. Price	7,246	(5)	–
Frank J. Schultheis	19,004	(5)(8)	0.01
John M. Shepherd	5,914	(5)	–
Douglas S. Skidmore	16,512	(5)(9)	0.01
Larry R. Webb, CPCU	300,613	(5)(10)	0.18
E. Anthony Woods	11,082	(5)	0.01
Nondirector Executive Officers
Craig W. Forrester, CLU	71,712	(3)(4)	0.04
Thomas A. Joseph, CPCU	105,697	(3)	0.06
Eric N. Mathews, CPCU, AIAF	75,271	(3)	0.05
Daniel McCurdy	132,857	(3)	0.08
Larry R. Plum, CPCU	238,533	(3)(4)	0.14
David Popplewell, FALU, LLIF	127,838	(3)	0.08
Jacob F. Scherer, Jr.	199,431	(3)	0.12
Joan O. Shevchik, CPCU, CLU	47,754	(3)	0.03
Kenneth W. Stecher	168,217	(3)	0.10
Timothy L. Timmel	224,045	(3)(4)	0.13
All directors and nondirector executive officers as a group (24 individuals)	16,267,908	(3)	9.73

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.

(1)

Includes 47,203 shares owned of record by a trust, 3,057,395 shares owned of record by the John J. and Mary R. Schiff Foundation and 3,540,242 shares owned of record by the John J. Schiff Charitable Lead Trust, the trustees of all of which are Mr. J. Schiff, Jr., Mr. T. Schiff and Ms. Suzanne S. Reid, who share voting and investment power equally.

(2)

Includes 102,082 shares owned of record by the John J. & Thomas R. Schiff & Co., Inc. pension plan, the trustees of which are Mr. J. Schiff, Jr., and Mr. T. Schiff, who share voting and investment power; and 108,808 shares owned by John J. & Thomas R. Schiff & Co., Inc. of which Mr. J. Schiff, Jr., and Mr. T. Schiff are principal owners.

(3)

Includes shares available within 60 days from exercise of stock options in the amount of 218,244 shares for Mr. Benoski; 38,852 shares for Mr. Forrester; 81,240 shares for Mr. Joseph; 55,702 shares for Mr. Mathews; 65,102 shares for Mr. McCurdy; 123,902 shares for Mr. Plum; 107,776 shares for Mr. Popplewell; 139,810 shares for Mr. Scherer; 29,477 shares for Ms. Shevchik; 441,002 shares for Mr. J. Schiff, Jr.; 86,096 shares for Mr. Stecher and 139,810 shares for Mr. Timmel.

(4)

Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amount of 9,385 shares for Mr. Schiff, Jr.; 768 shares for Mr. Forrester; 1,808 shares for Mr. Plum; and 5,896 shares for Mr. Timmel. Individuals participating in this plan do not have the right to vote or direct the disposition of shares.

(5)

Includes shares granted under the 2003 Non-Employee Directors’ Stock Plan with restricted voting and ownership transferability pursuant to lock-up agreements pending shareholder approval of the plan in th0e amount of: 4,632 shares for Mr. Bahl; 3,197 shares for Mr. Brown; 882 shares for Mr. Debbink; 3,030 shares for Mr. Lichtendahl; 4,632 shares for Mr. McMullen; 1,995 shares for Ms. Price; 4,632 shares for Mr. T. Schiff; 3,728 shares for Mr. Schultheis; 2,763 shares for Mr. Shepherd; 916 shares for Mr. Skidmore; 3,538 shares for Mr. Webb; 3,731 shares for Mr. Woods; and 1,742 shares held by U.S. Bancorp for the Robert C. Schiff Revocable Trust.

(6)

Of these shares, the company believes approximately 2.8 million are attributable to founder and retired director Robert C. Schiff and trusts or other instruments established by him.

(7)

Includes 1,260 shares owned of record and held by Bahl & Gaynor Profit Sharing Trust, of which Mr. Bahl is trustee; and 8,401 shares held in the Bahl Family Foundation, of which Mr. Bahl is president.

(8)

Mr. Schultheis will not be standing for re-election on April 23, 2005.

(9)

Includes 6,700 shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.

(10)

Includes 177,388 shares owned of record by a limited partnership of which Mr. Webb is a general partner.

Information Regarding Nondirector Executive Officers

Executive officers are elected to one-year terms at the annual meetings of the boards of directors of the company and its subsidiaries. Each executive officer has served continuously since first elected to that position. For each nondirector executive officer, listed below are principal positions held currently and over the past five years in the company, its lead property casualty insurance subsidiary, and other subsidiaries when the officer serves as president. Cincinnati Financial owns 100 percent of its three subsidiaries: The Cincinnati Insurance Company, CFC Investment Company and CinFin Capital Management Company. The Cincinnati Insurance Company leads the property casualty group and owns 100 percent of its three subsidiaries: The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. Some executive officers also serve on various subsidiary boards.

Nondirector Executive Officer (Age)	Primary Title(s) and Business Responsibilities Since February 2000 in Cincinnati Financial Corporation and Subsidiaries	Executive Officer Since
Craig W. Forrester, CLU (46)	Senior vice president (since 2002) of The Cincinnati Insurance Company. Vice president (until 2002). Responsible for information technology systems.	2003
Thomas A. Joseph, CPCU (49)	Senior vice president of The Cincinnati Insurance Company. Responsible for commercial lines underwriting operations except bond, executive risk, machinery and equipment.	2003
Eric N. Mathews, CPCU, AIAF (49)	Vice president (since 2002), assistant secretary and assistant treasurer of the company; senior vice president and treasurer of The Cincinnati Insurance Company. Responsible for property casualty accounting.	2001
Daniel T. McCurdy, (71)	Senior vice president of The Cincinnati Insurance Company. Responsible for bond and executive risk underwriting operations.	2004

Nondirector Executive Officer (Age)	Primary Title(s) and Business Responsibilities Since February 2000 in Cincinnati Financial Corporation and Subsidiaries	Executive Officer Since
Larry R. Plum, CPCU (59)	President of The Cincinnati Casualty Company. Senior vice president of The Cincinnati Insurance Company. Responsible for personal lines underwriting operations.	1988
David H. Popplewell, FALU, LLIF (61)	President and chief operating officer of The Cincinnati Life Insurance Company. Responsible for life insurance operations.	1997
Jacob F. Scherer, Jr. (52)	Senior vice president of The Cincinnati Insurance Company. Responsible for sales and marketing including relationships with independent agencies.	1995
Joan O. Shevchik, CPCU, CLU (54)	Senior vice president (since 2002) of The Cincinnati Insurance Company. Vice president (until 2002) and assistant vice president (until 2001). Responsible for corporate communications.	2003
Kenneth W. Stecher (58)	Chief financial officer (since 2001), senior vice president, secretary and treasurer of the company and chief financial officer, senior vice president and secretary of The Cincinnati Insurance Company. Mr. Stecher is the principal accounting officer.	1999
Timothy L. Timmel (57)	Senior vice president of The Cincinnati Insurance Company. Responsible for operations areas including education and training, government relations, legal, personnel, corporate communications and field claims.	1997

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of the company’s stock according to Section 16 of the Exchange Act of 1934. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the calendar year 2004, all Section 16(a) filing requirements were satisfied on a timely basis except for the following: Robert C. Schiff, a retired director, sold 1,000,000 shares to Cincinnati Financial Corporation on November 15, 2004 and gifted 212,440 shares on December 29, 2004. These transactions were reported on a Form 4 filed November 19, 2004, and a Form 5 filed March 4, 2005, respectively. Dirk J. Debbink and Douglas S. Skidmore were elected to the board of directors at the Annual Meeting of Shareholders on April 24, 2004. Each filed their Form 3 on May 6, 2004.

Election of Directors

The board of directors consists of 14 directors divided into three classes, and each year the directors in one class are elected to serve terms of three years. This means that shareholders generally elect one-third of the members of the board of directors annually. The term of office of five of the directors expires as of the Annual Meeting of Shareholders.

The board of directors recommends a vote FOR Kenneth C. Lichtendahl, W. Rodney McMullen, Thomas R. Schiff, John F. Steele, Jr., and Larry R. Webb as directors to hold office until the 2008 Annual Meeting of Shareholders and until their successors are elected.

We do not know of any reason that any of the nominees for director would not accept the nomination, and it is intended that votes will be cast to elect all five nominees as directors. In the event, however, that any nominee should refuse or be unable to accept the nomination, the people acting under the proxies intend to vote for the election of such person or people as the board of directors may recommend.

Information Regarding Nominees and Directors

For each nominee for election to the office of director and each current director whose term does not expire at this time, listed below are principal business positions held currently and over the past five years. Some directors also serve on various subsidiary boards.

Nominees for Directors For Terms Ending in 2008
Kenneth C. Lichtendahl (56)	Director since 1988. President, chief executive officer and director of Tradewinds Beverage Company, based in Cincinnati. Director of Glenway Financial Corporation (until 2002).
W. Rodney McMullen (44)	Director since 2001. Vice chairman of The Kroger Co. (since 2003). Executive vice president of strategy, planning and finance (until 2003). Chief financial officer (until 2000).
Thomas R. Schiff* (57)

Director since 1975. Chairman, chief executive officer and agent of John J. & Thomas R. Schiff & Co., Inc., an insurance agency based in Fairfield, Ohio. Chief executive officer of Lightborne Properties, Lightborne Communications and Lightborne Publications, media companies based in the  Cincinnati area.

John F. Steele, Jr. (51)

New nominee to the board. Chairman (since 2004), chief executive officer and director of Hilltop Basic Resources, Inc., a family-owned aggregates and ready-mix concrete supplier to the construction industry, based in the Cincinnati area. President of Hilltop (until 2004). Director (since 2004) of William Powell Co., an industrial valve manufacturer. Director of the National Stone, Sand & Gravel Association (since 2001).

Larry R. Webb, CPCU (49)	Director since 1979. President, director and agent of Webb Insurance Agency, Inc., based in Lima, Ohio.
Continuing Directors for Terms Ending 2007
Michael Brown (69)	Director since 1980. President and director of the Cincinnati Bengals, Inc., a professional football team.
Dirk J. Debbink (49)

Director since 2004. President of MSI General Corporation, a design/build construction firm based in Oconomowoc, Wisconsin. Director of ProHealth Care, Inc., of Waukesha, Wisconsin. Rear Admiral, U.S. Naval Reserve.

John M. Shepherd (69)	Director since 2001. Chairman and chief executive officer of The Shepherd Chemical Company, based in Norwood, Ohio.

Douglas S. Skidmore (42)

Director since 2004. Chief executive officer (since 2003), president and director of Skidmore Sales & Distributing Company, Inc., a family-owned, full-service distributor and broker of quality industrial food ingredients, based in West Chester, Ohio. Managing partner, Mustang Real Estate Holdings, LLC.

Continuing Directors Whose Terms Expire 2006
William F. Bahl, CFA (53)

Director since 1995. Chairman (since 2002) and president (until 2002) of Bahl & Gaynor Investment Counsel, Inc., based in Cincinnati. Trustee of The Preferred Group of Funds. Director of LCA-Vision Inc. (since 2005).

James E. Benoski (66)

Director since 2000. Vice chairman and chief insurance officer (since 2004) of Cincinnati Financial Corporation. Vice chairman, chief insurance officer (since 1999) and senior vice president - headquarters claims of The Cincinnati Insurance Company, a subsidiary of the company.

Gretchen W. Price (50)	Director since 2002. Vice president of finance and accounting for global operations of Procter & Gamble (since 2001). Treasurer and vice president of Procter & Gamble (until 2001).
John J. Schiff, Jr., CPCU* (61)

Chairman, president and chief executive officer of Cincinnati Financial Corporation and The Cincinnati Insurance Company, a subsidiary of the company. Director of John J. & Thomas R. Schiff & Co., Inc., an insurance agency; Cinergy Corporation; Fifth Third Bancorp; and Standard Register Company; all Cincinnati-area companies.

E. Anthony Woods (64)

Director since 1998. Chairman (since 2003) of Deaconess Associations, Inc., a healthcare holding company based in Cincinnati. President and chief executive officer of Deaconess Associations (until 2003). Chairman and chief executive officer (since 2002) of SupportSource LLC, a healthcare consulting firm. Director of LCA-Vision Inc. (since 2004).

* John J. Schiff, Jr., and Thomas R. Schiff are brothers.

Information Regarding the Board of Directors

Director Compensation

Cincinnati Financial Corporation directors are compensated solely for their attendance at meetings; there is no retainer. Non-employee directors of the company are paid a fee of $4,500 for attendance at each board meeting and $1,500 for attendance at each committee meeting and subsidiary board and committee meetings, with fees for all meetings in any one day not to exceed $6,000. They also are reimbursed for actual travel expenses incurred in attending meetings. In 2004, one of the board meetings was scheduled to coincide with the company’s incentive meeting for the company’s highest performing agencies. The company invited directors’ spouses to attend this meeting and paid for associated transportation expenses and meals. In 2004, the average travel and meal expense for a director’s spouse was $2,911. The company also provides directors with personal umbrella liability and life insurance policies written through the company’s insurance subsidiaries. Premiums for the personal umbrella liability policies provided to directors in 2004 range from $766 to $2,991. Premiums for the life insurance policies provided to directors in 2004 ranged from $165 to $275.

In 2003, the company’s board of directors adopted the 2003 Non-Employee Directors’ Stock Plan. The purpose of the plan is to enable Cincinnati Financial Corporation to attract and retain the services of experienced and knowledgeable non-employee directors and to strengthen the alignment of interests between non-employee directors and the shareholders of the company through the increased ownership of shares of the company’s common stock. This is accomplished by granting directors shares of common stock as a part of their annual compensation.

Under the plan, directors receive shares with a fair market value on the date of grant equal to the cash director’s fees received by such directors during the prior calendar year. The plan limits the annual value of any grant to an individual director to a maximum of $60,000. Since the stock plan was adopted by the board of directors, a total of 43,492 shares, or less than one-tenth of one percent of the outstanding shares of common stock, have been issued to non-employee directors under the plan.

On February 16, 2005, the company notified the National Association of Securities Dealers that, as the result of a routine review, the company determined NASD Rule 4350(i) may have applied to the 2003 Non-Employee Directors’ Stock Plan. This rule requires that issuer stock compensation plans be submitted for approval by the issuer’s shareholders. Following discussions with Nasdaq, on February 22, 2005, Cincinnati Financial received a notice from Nasdaq indicating the company did not comply with the shareholder approval rule set forth in Marketplace Rule 4350(i)(1)(A) and requiring the company to submit a specific plan and timetable to achieve compliance with the rule by March 9, 2005.

All of Cincinnati Financial Corporation’s other stock-based incentive plans have been submitted to the shareholders for approval and have been duly approved. On March 7, 2005, the company notified Nasdaq that it will achieve compliance with the rule by seeking shareholder approval of the 2003 Non-Employee Directors’ Stock Plan at the 2005 Annual Meeting of Shareholders (see Page 25 for the proposal to approve the 2003 Non-Employee Directors’ Stock Plan). In the interim, directors who previously received shares under the plan have agreed not to transfer or vote any shares received until the plan is duly approved by shareholders. If the plan is not approved, the shares will be returned to the company’s treasury.

Meetings of the Board of Directors

Board members are encouraged to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. The annual meeting of directors is held immediately following the annual shareholders’ meeting at the same location. In April 2004, all of the company’s then 15 directors attended the Annual Meeting of Shareholders. The board of directors of the company met seven times and the executive committee of the board met six times during the previous fiscal year. All directors attended at least 75 percent of the board and committee meetings of which they are members.

Corporate Governance

On February 5, 2005, the board of directors re-adopted the Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers, Code of Conduct and charters for the audit, compensation, executive and nominating committees of the board that were effective April 24, 2004. The guidelines, codes and charters are available on our Web site at www.cinfin.com.

Shareholders may direct a communication to board members by sending it to the attention of the secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the secretary will be forwarded to directors. Nonetheless, the board welcomes shareholder communication and has instructed the secretary of the company to use reasonable criteria to determine whether or not correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded under most circumstances. However, exceptions may occur, and the board does not intend to provide management with instructions that limit their ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or investment accounts) where there may be privacy concerns or other issues.

In some circumstances, the board anticipates that management would provide the board or board member with summary information regarding correspondence.

Board Composition and Director Independence

The board must determine each year, based on all relevant facts and circumstances, which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with Cincinnati Financial Corporation, either directly or indirectly as a partner other than a limited partner, controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment. Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of Nasdaq. Directors and nominees who the board has determined meet the applicable criteria for independence are: William F. Bahl, Dirk J. Debbink, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price, John M. Shepherd, Douglas S. Skidmore, John F. Steele, Jr. and E. Anthony Woods. Following the election or reelection of the nominee and directors included in this Proxy, a majority (nine) of the 14 directors would meet the applicable criteria for independence under the listing standards of Nasdaq.

Consideration of Director Nominees

The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee’s goal is to nominate candidates who contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:

•

Demonstrated character and integrity

•

An ability to work with others

•

Sufficient time to devote to the affairs of the company

•

Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or re-nomination.

In particular, the nominating committee seeks to support the company’s unique, agent-centered business model. The committee believes that the board should include a variety of individuals, serving alongside independent insurance agents, who bring a special knowledge of policyholders and agents in the communities where the company does business.

Potential board nominees generally are identified by referral. The nominating committee follows a four-part process to evaluate nominees for director. The committee first performs initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the established criteria and, as the committee believes is appropriate, discussing the potential candidates with the individual or individuals making the referrals. For candidates that qualify for additional consideration, the committee interviews the potential nominees as to their background, interests and potential commitment to the company and its operating philosophy. Second, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Third, the committee may ask other members of the board for their input.

Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors and satisfy the needs of the board. Following the committee's evaluation process this year, the nominating committee decided to nominate one individual recommended by non-management directors.

The company is required to disclose that the nominating committee will consider qualified candidates referred by shareholders for nomination as director. Information about such a candidate should be provided in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, emphasizing the characteristics set forth in the company’s Corporate Governance Guidelines available on the company’s Web site at www.cinfin.com. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership, and also the board’s independence requirements. Such information should be provided by August 1 to receive appropriate consideration for the annual meeting held in the following year. The nominating committee does not differentiate between candidates based on the source of the nomination. For 2005, no fees were paid to any third party to identify, evaluate, assist in identifying, or evaluating potential nominees.

Standing Committees of the Board of Directors

The board of directors has five standing committees. Current committee assignments, as noted below, include directors not standing for reelection. The board of directors will review committee assignments at its meeting on April 23, 2005. Charters for the audit, compensation, executive and nominating committees are available on the company’s Web site at www.cinfin.com.

Audit Committee – The purpose of the audit committee is to oversee the process of accounting and financial reporting of the company and the audits and financial statements of the company. The committee met five times during the last year. The report of the audit committee begins on Page 20.

Six independent directors serve on the audit committee: William F. Bahl, Dirk J. Debbink, Kenneth C. Lichtendahl (chair), Gretchen W. Price, Douglas S. Skidmore and E. Anthony Woods. Each of these individuals meets the Nasdaq standards for audit committee member independence. Further, Mr. Bahl, Ms. Price and Mr. Woods qualify as financial experts according to the SEC definition and meet the standards established by Nasdaq for financial expertise.

Compensation Committee – The compensation committee discharges the responsibility of the board of directors relating to compensation of the company's directors and officers, including its principal executive officers and its internal audit officer. The committee also administers the company’s stock option and performance-based compensation plans. The committee met two times during the last year. The report of the compensation committee begins on Page 15.

Four independent directors serve on the compensation committee: William F. Bahl, Kenneth C. Lichtendahl, W. Rodney McMullen (chair) and Gretchen W. Price. Lawrence H. Rogers II, a former director, serves as an adviser to the committee.

Executive Committee – The purpose of the executive committee is to exercise the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. The committee met six times during the last year.

Six directors serve on the executive committee: James E. Benoski, Michael Brown, John J. Schiff, Jr. (chair), Frank J. Schultheis, John M. Shepherd and Larry R. Webb. Independence requirements do not apply to the executive committee.

Investment Committee – The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. The committee met 11 times during the last year.

Six directors serve on the investment committee: William F. Bahl, James E. Benoski, W. Rodney McMullen, John J. Schiff, Jr. (chair), Thomas R. Schiff and E. Anthony Woods. Richard M. Burridge, CFA, a former director, serves as an adviser to the committee. Independence requirements do not apply to the investment committee.

Nominating Committee – The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee is to create, maintain and monitor compliance with the corporate governance policies for the company. The committee met three times during the last year.

Three independent directors serve on the nominating committee: William F. Bahl (chair), Kenneth C. Lichtendahl and John M. Shepherd.

Certain Relationships and Transactions

The company performs a review of all related-party transactions pursuant to SEC Regulation S-K, Item 404. A portion of the reported transactions relate to members of the company’s board of directors who are associated with independent insurance agencies that market the company’s insurance products or who purchase the company’s insurance products. These agencies are paid according to the same commission schedule and have the same agency contract with the company’s insurance affiliates as other agencies appointed in the same state.

Each of the agencies has associates and producers who are not directors or executive officers of the company’s insurance affiliates. Participation in the Premium Incentive Loan Program is offered to agencies as a production incentive, and automobile finance leases are made in the ordinary course of business to credit-worthy agencies of the company’s insurance affiliates. The loans to the foregoing agencies were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and leases to other agencies. After adoption of the Sarbanes-Oxley Act of 2002, agencies associated with the company’s directors are no longer allowed to participate in these loan programs, and any existing loans were frozen and are being paid off according to their terms. Other reported related-party transactions primarily consist of business transactions involving the purchase of insurance by directors and companies or organizations with which they are affiliated, when competitive bids were not sought. However, the premiums for the insurance purchased were determined using underwriting guidelines that were substantially similar to those prevailing at the time for comparable insurance coverage provided to other policyholders.

William F. Bahl is a director of Cincinnati Financial Corporation and chairman of the board and a principal owner of Bahl & Gaynor Investment Counsel, Inc. During the year ended December 31, 2004, Mr. Bahl purchased property, casualty and life insurance from the company’s insurance affiliates for premiums totaling $79,482.

Michael Brown is a director of Cincinnati Financial Corporation and a director and president of Cincinnati Bengals, Inc. During the year ended December 31, 2004, Mr. Brown purchased property, casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $61,920. Cincinnati Bengals, Inc. purchased property and casualty insurance from the company’s insurance subsidiaries for premiums totaling $497,675. Cincinnati Financial Corporation and its subsidiaries made payments to Cincinnati Bengals, Inc. for tickets and suite rental in the amount of $155,200.

Dirk J. Debbink is a director of Cincinnati Financial Corporation and president of MSI General Corporation. During the year ended December 31, 2004, MSI General Corporation purchased property, casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $144,153.

John J. Schiff, Jr. is chairman of the board, president, and chief executive officer of Cincinnati Financial Corporation, The Cincinnati Insurance Company, The Cincinnati Indemnity Company; chairman and chief executive officer of The Cincinnati Casualty Company, chief executive officer and a director of The Cincinnati Life Insurance Company, and a director of CFC Investment Company. During the year ended December 31, 2004, Mr. J. Schiff purchased property, casualty and life insurance form the company’s insurance subsidiaries for premiums totaling $70,264. Mr. J. Schiff is a principal owner and director of John J. & Thomas R. Schiff & Co., Inc., an insurance agency that represents a number of insurance companies, including the company’s insurance subsidiaries. During the year ended December 31, 2004, the company’s insurance subsidiaries paid John J. & Thomas R. Schiff & Co., Inc. commissions of $4,318,030. The company also purchased various insurance policies from John J. & Thomas R. Schiff & Co., Inc. for premiums totaling $824,875. John J. & Thomas R. Schiff & Co., Inc. purchased group health coverage from one of the company’s insurance subsidiaries for a premium of $118,894 and paid rent to the company in the amount of $96,958 for office space located in the headquarters building.

Robert C. Schiff is a founder of the company and retired in November 2004 from the boards of director of Cincinnati Financial Corporation, The Cincinnati Insurance Company, The Cincinnati Life Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. On November 15, 2004, Cincinnati Financial Corporation repurchased 1,000,000 shares of Cincinnati Financial’s common stock from Robert C. Schiff, Trustee, Robert C. Schiff Revocable Trust originally dated November 21, 2001. The stock was sold to Cincinnati Financial at an aggregate purchase price equal to 99 percent of the product of (a) 1,000,000 multiplied by (b) $43.45, the last reported sale price per share of the common stock on the Nasdaq National Market at the close of trading on November 12, 2004.

Thomas R. Schiff is a director of Cincinnati Financial Corporation. Mr. T. Schiff is a principal owner and director of John J. & Thomas R. Schiff & Co., Inc., an insurance agency that represents a number of insurance companies, including the company’s insurance subsidiaries. During the year ended December 31, 2004, the company’s insurance subsidiaries paid John J. & Thomas R. Schiff & Co., Inc. commissions of $4,318,030. The company also purchased various insurance policies from John J. & Thomas R. Schiff & Co., Inc. for premiums totaling $824,875. John J. & Thomas R. Schiff & Co., Inc. purchased group health coverage from one of the company’s insurance subsidiaries for a premium of $118,894 and paid rent to the company in the amount of $96,958 for office space located in the headquarters building.

Frank J. Schultheis is a retiring director of Cincinnati Financial Corporation. Mr. Schultheis is the retired president of Schultheis Insurance Agency, Inc., and principal owner and secretary of Salem Insurance Agency, Inc., and secretary-treasurer of Weissman Insurance Agency, all of which are insurance agencies that represent a number of insurance companies, including the company’s insurance affiliates. During the year ended December 31, 2004, the company’s insurance affiliates paid these agencies a total of $3,886,608 in commissions. Mr. Schultheis also owns more than 10 percent of and is a director of Evansville Holding Company. InsureMax, is a subsidiary of Evansville Holding Company and paid CinFin Capital Management Company a total of $77,664 in 2004 for investment management services.

John M. Shepherd is a director of Cincinnati Financial Corporation and is the chairman, chief executive officer and a principal owner of The Shepherd Chemical Company. The Shepherd Chemical Company and its subsidiary and affiliated entities purchased property and casualty insurance from the company’s insurance subsidiaries for premiums totaling $630,841.

Douglas S. Skidmore is a director of Cincinnati Financial Corporation and director, chief executive officer and president of Skidmore Sales & Distributing Company, Inc. During the year ended December 31, 2004, Skidmore Sales & Distributing Company, Inc. purchased property, casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $83,970.

Larry R. Webb is a director of Cincinnati Financial Corporation and is president and a principal owner of Webb Insurance Agency, Inc., an insurance agency that represents a number of insurance companies, including the company’s insurance subsidiaries. During the year ended December 31, 2004, the company’s insurance subsidiaries paid Webb Insurance Agency, Inc. commissions of $994,316. During 2004, Webb Insurance Agency, Inc. also participated in the Premium Incentive Loan program through a loan secured prior to 2003 through CFC Investment Company in the principal amount of $250,000 at 9.25 percent. The balance at December 31, 2004, was $105,273.

E. Anthony Woods is a director of Cincinnati Financial Corporation and chairman of Deaconess Associations, Inc. Mr. Woods purchased property, casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $78,690. At its meeting February 25, 2005, the audit committee (with Mr. Woods and Mr. Bahl abstaining) approved the repurchase of 115,000 shares of Cincinnati Financial Corporation common stock from Deaconess Associations, Inc. at market value as of a date to be determined.

Certain executive officers have immediate family members who are employed by a subsidiary of the company and earned over $60,000 in 2004.  The compensation of each such family member was established by the company in accordance with its employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions.  None of the executive officers has a material interest in the employment relationships nor do any of them share a home with these associates.  None of them is, or reports directly to, any executive officer of the company.  An adult child of Mr. McCurdy is a regional director in the Sales & Marketing department with 12 years of underwriting and marketing experience with the company and currently manages the Central Missouri, Northwestern Arkansas field marketing territory.  An adult child of Mr. Plum is a senior regional director in the Sales & Marketing department with 11 years of underwriting and marketing experience with the company.  He recently was transferred to and now manages the field marketing territory in Northeast Illinois.  A son-in-law of Mr. Plum is a senior underwriting manager in the Commercial Lines department at headquarters with 17 years of underwriting and marketing experience with the company.  The brother of Mr. Timmel is an assistant secretary of the company’s property casualty insurance subsidiaries and regional manager in the Headquarters Claims department with 27 years of experience in both the Field Claims and Headquarters Claims departments.  Compensation earned by these associates in 2004 was $73,543; $106,466, including cost of living adjustments and compensation related to relocation expenses in connection with the company-initiated transfer; $82,049; and $116,913, respectively.  Options granted to these associates in 2004 were 788; 788; 315; and 1,050, respectively, adjusted for stock dividends.  Similar to options granted to other associates, all options were granted in January 2004 at fair market value.

Compensation Committee Interlocks and Insider Participation

In 2004, the compensation committee members were William F. Bahl, Kenneth C. Lichtendahl, W. Rodney McMullen (chair) and Gretchen W. Price. Lawrence H. Rogers II, a former director, serves as an adviser to the committee. No executive officer of the company serves on the board of directors or compensation committee of any entity that compensates any member of the compensation committee. During the year ended December 31, 2004, Mr. Bahl purchased property, casualty and life insurance from the company’s insurance affiliates for premiums totaling $79,482.

Michael Brown is a director of Cincinnati Financial Corporation and a director and president of Cincinnati Bengals, Inc. John J. Schiff, Jr. is the chairman, president and chief executive officer of Cincinnati Financial Corporation and a director of Cincinnati Bengals, Inc. During the year ended December 31, 2004, Mr. Brown purchased property, casualty and life insurance from the company’s insurance subsidiaries for premiums totaling $497,675. Cincinnati Financial Corporation and its subsidiaries made payments to Cincinnati Bengals, Inc. for tickets and suite rental in the amount of $155,200. Mr. J. Schiff paid Cincinnati Bengals, Inc. for tickets and suite rental in the amount of $174,780.

Report of the Compensation Committee

The compensation committee of the board of directors consists entirely of independent outside directors. It is responsible for establishing and implementing the compensation policy for the company’s principal executive officers and internal auditor. This report discusses that policy and the compensation paid for calendar year 2004. For further information regarding the compensation committee’s responsibilities, please see the compensation committee charter, which can be found on the company’s Web site.

The goal of the company’s compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value. The major components of compensation are the same for executives and other associates. They include a base salary, an annual bonus, stock option grants and certain non-cash benefits. As part of its duties, the committee establishes the salary, cash bonus and option components for the executive officers named in the Summary Compensation Table, including the company’s Chief Executive Officer John J. Schiff, Jr. These components are substantially all of the compensation paid to the named executive officers. The committee does not control components of compensation imputed to associates attributable to certain non-cash benefits. The committee is of the opinion that the total compensation paid to the named executive officers, giving effect to all of its components, is reasonable.

The first component of compensation controlled by the committee is base salary. Base salaries of the principal executive officers and the company’s internal auditor are determined according to the responsibilities of their positions and their respective skills and experience. Those salaries are reviewed annually, and in adjusting salary levels, we consider changes in general economic conditions and changes in salaries paid by certain other property, casualty or multi-line insurance companies. That peer group includes some of the property casualty insurance companies in the Standard & Poor’s Composite 1500 Property & Casualty Insurance Index, the performance of which is shown in the total return analysis (see Page 4 of this proxy statement). We also seek input from the company’s chief executive officer in setting salaries for executives other than Mr. Schiff.

The second component of compensation controlled by the committee is payment of a cash bonus, which is influenced by the company’s performance during the year. Performance is measured not only by net income, which is directly affected by the impact of weather on the profits of the company’s property casualty insurance subsidiaries, but also by a review of factors such as stock price, premium volume, total expenses, combined ratios of the insurance subsidiaries and ratings issued by leading insurance company rating agencies. Bonuses are established at the end of each year and do not reflect the application of any precise formula to the performance indicators listed. Because of the impact that weather has on the financial indicators reviewed, we do not feel that the application of a formulaic system of determining bonuses is appropriate.

The third component of compensation controlled by the committee is stock option grants. It is the company’s longstanding policy to strongly encourage stock ownership by all associates, not only the principal executive officers. The committee believes that the use of stock options as part of the compensation program supports the achievement of the company’s long-term objective of creating shareholder value, further aligns executive and shareholder interests and promotes executive stock ownership. The committee is firmly committed to the company’s philosophy of encouraging stock ownership among all associates. In 2004, option grants to the 12 executive officers of the company represented approximately 17 percent of all option grants during the year.

In granting options to executives, we intend not only to reward them for service to the company, but also to provide incentive for individual option holders to remain in the employ of the company. Option grants for the executive officers are reviewed each year. In determining the options to be granted, we review grants by the company’s peers with the objective of providing the opportunity for competitive long-term compensation.

Total compensation paid and imputed to Mr. Schiff in 2004 was $1,010,295. The $673,314 salary for Mr. Schiff in 2004 results from a base salary established in October 2003 and is consistent with compensation paid by the company’s peers. Mr. Schiff’s base salary rose 4.25 percent in 2004, equal to the increase in the company’s overall salary pool. Mr. Schiff’s 2004 bonus of $325,438 was based on the same criteria used in granting bonus awards to other executive officers. The committee believes Mr. Schiff’s leadership made an important contribution to the achievement of record net income earned by the company in 2004. His personal involvement in maintaining and improving relationships with the company’s independent insurance agents is reflected in the continued growth in the company’s earned premiums and improvement in the combined ratio, both of which outperformed industry averages. In January of 2004, Mr. Schiff received stock option grants for 50,000 shares of the company’s stock, with an exercise price of $42.79 per share, which will vest in equal portions on the first, second and third anniversaries of the date of grant. The exercise price is defined under the relevant stock option plan to be equivalent to the fair market price per share of the company’s stock on the date of grant.

In addition to compensation controlled by the committee, Mr. Schiff received non-cash compensation comprised of premiums paid for various life and personal umbrella liability insurance policies in the amount of $11,543.

Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1.0 million paid to the executive officers named in the Summary Compensation Table. Our policy is to maximize the tax deductibility of compensation payments to our executive officers. Income resulting from the grant and exercise of options under the company’s stock option plans qualifies as performance-based compensation. As a result, all cash and equity compensation awarded by the committee to the named executive officers in 2004 was deductible. Income imputed to Mr. Schiff of approximately $11,543 attributable to non-cash benefits was not deductible to the extent it caused total compensation to exceed $1,000,000.

Submitted by the compensation committee:

William F. Bahl, Kenneth C. Lichtendahl, W. Rodney McMullen (chair) and Gretchen W. Price

Executive Compensation Summary

The following table summarizes the compensation of the company’s chief executive officer and the four most highly compensated executive officers for each of the last three years:

Summary Compensation Table (1)
		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)(2)
John J. Schiff, Jr., CPCU President and Chief Executive Officer Cincinnati Financial Corporation	2004 2003 2002	673,314 645,865 566,251	325,438 287,912 250,370	52,500 52,500 52,500
James E. Benoski Chief Insurance Officer and Senior Vice President Cincinnati Financial Corporation	2004 2003 2002	356,637 340,941 324,893	297,938 250,412 195,620	52,500 52,500 52,500
Jacob F. Scherer, Jr. Senior Vice President The Cincinnati Insurance Company	2004 2003 2002	308,451 286,852 272,616	259,832 221,109 148,720	15,750 15,750 15,750
Kenneth W. Stecher Chief Financial Officer and Senior Vice President, Secretary, Treasurer Cincinnati Financial Corporation	2004 2003 2002	329,501 312,629 297,912	200,143 140,117 121,853	15,750 15,750 15,750
Thomas A. Joseph, CPCU Senior Vice President The Cincinnati Insurance Company	2004 2003 2002	288,550 270,053 256,975	185,620 142,166 110,591	15,750 15,750 15,750

(1)

Option shares awarded have been adjusted to reflect the 5 percent stock dividend paid June 15, 2004.

(2)

Pursuant to SEC rules, the column “Other Annual Compensation” is omitted because, in all cases, the amounts were less than the minimum required to be reported.

Stock Option Plans

The following table contains information concerning grants of options to purchase the company’s common stock that were made to each of the named executive officers in 2004.

Option Grants in Last Fiscal Year (1)
Name	Number of Securities Underlying Options Granted (#) (2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh.) (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
					5% ($)	10% ($)
John J. Schiff, Jr	52,500	3.86	40.75	01/19/2014	1,345,612	3,409,885
James E. Benoski	52,500	3.86	40.75	01/19/2014	1,345,612	3,409,885
Jacob F. Scherer, Jr.	15,750	1.16	40.75	01/19/2014	403,684	1,022,966
Kenneth W. Stecher	15,750	1.16	40.75	01/19/2014	403,684	1,022,966
Thomas A. Joseph	15,750	1.16	40.75	01/19/2014	403,684	1,022,966

(1)

Option data has been adjusted to reflect the 5 percent stock dividend paid June 15, 2004.

(2)

Options were granted on January 19, 2004. One-third of each option became exercisable on the first anniversary of grant in 2005, an additional one-third becomes exercisable on the second anniversary in 2006 and the remainder on the third anniversary in 2007, so long as employment continues with the company or its subsidiaries. There are no stock appreciation rights, performance units or other instruments granted in tandem with these options, nor are there any re-load provisions, tax reimbursement features or performance-based conditions to exercisability.

(3)

The option exercise price is 100 percent of the Nasdaq National Market’s closing price for the company’s stock on the day prior to the date of grant.

(4)

The assumed annual rates of stock price appreciation are prescribed in the proxy rules of the SEC and should not be construed as a forecast of future appreciation in the market price for the company’s common stock.

The following table contains information for each of the named executive officers concerning the exercise of options during 2004 and the value of unexercised options for the company’s common stock at year-end 2004:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John J. Schiff, Jr.	-	-	388,502	104,998	3,377,806	673,724
James E. Benoski	6,458	89,826	165,744	104,998	1,816,951	673,724
Jacob F. Scherer, Jr.	-	-	127,535	31,498	1,842,084	202,099
Kenneth W. Stecher	3,471	84,815	70,346	31,498	865,864	202,099
Thomas A. Joseph	-	-	76,127	31,498	1,075,568	202,099

(1)

Option data has been adjusted to reflect the 5 percent stock dividend paid June 15, 2004.

Pension Plan

The following table sets forth the estimated annual benefits payable from the company’s qualified non-contributory pension plan under various assumptions as to the associate’s compensation level and years of service.

Qualified Pension Plan
Years of Service on December 31, 2004
Average Annual Earnings	15	20	25	30	35	40
$250,000	$27,000	$39,000	$51,000	$63,000	$75,000	$87,000
200,000	27,000	39,000	51,000	63,000	75,000	87,000
150,000	20,250	29,250	38,250	47,250	56,250	65,250
100,000	13,838	19,998	26,138	32,288	38,438	44,588
75,000	12,150	17,550	22,950	28,350	33,750	39,150
50,000	10,463	15,113	19,763	24,413	29,063	33,713

All individuals listed in the Summary Compensation Table are participants in the plan. For purposes of computing retirement benefits under the plan, for the individuals listed in the Summary Compensation Table, earnings for any given year as defined by the plan is the base rate of salary in effect on the last day of the plan year, subject to maximum recognizable compensation under Sec. 401(a)(17) of the Internal Revenue Code. This differs from salary as shown in the Summary Compensation Table. The annual earnings for 2004 qualifying under the qualified plan for each individual are $205,000. The years of service as of December 31, 2004, under the plan for those individuals are as follows: Mr. J. Schiff, Jr., 19 years; Mr. Benoski, 33 years; Mr. Scherer, 21 years; Mr. Stecher, 37 years, and Mr. Joseph, 28 years.

The normal retirement pension is computed as a single life annuity. The annual payment is the greater of two calculated amounts.

The first calculated amount is the sum of:

1.

0.0045 percent per year of the associate’s highest five-year average earnings for the first 15 years of service, plus

2.

0.0135 percent per year of the associate’s highest five-year average earnings up to $35,000 for the first 15 years of service, plus the sum of:

a.

0.006 percent per year of the associate’s highest five-year average earnings for years 16 through 40, plus

b.

0.018 percent of the associate’s five-year average earnings up to $35,000 for years 16 through 40.

The second calculated amount is the sum of:

1.

0.009 percent per year of the associate’s highest five -year average earnings for the first 15 years of service, plus

2.

0.012 percent per year of the associate’s highest five -year average earnings for years 16 through 40.

Vesting is 100 percent after five years of service and there are no deductions for Social Security or other offset amounts.

Supplemental Retirement Plan

Effective January 1, 1989, the company adopted a nonqualified, noncontributory Supplemental Retirement Plan for the benefit of 37 higher-paid associates whose projected retirement pension was reduced as a result of the amendment to the company’s qualified plan. The supplemental plan was designed to replace the pension benefit lost by those associates.

Supplemental Retirement Plan
Years of Service on December 31, 2004
Average Annual Earnings	15	25	35	45
$750,000	$108,500	$176,350	$245,605	$327,055
650,000	89,750	145,100	201,855	270,805
550,000	71,000	113,850	158,105	214,555
450,000	52,250	82,600	114,355	158,305
350,000	33,500	51,350	70,605	102,055
250,000	14,750	20,100	26,855	45,805
150,000	2,750	1,600	1,854	11,305

This plan is integrated with Social Security and a normal retirement pension is the sum of 0.0075 percent of the associate’s highest five-year average annual earnings below the integration level plus 0.0125 percent of the associate’s highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service. The integration level is equal to the average of the integration levels for the period of the associate’s employment, using wages paid, with a maximum of $6,000, for years beginning prior to 1976 and wages subject to Social Security tax for all years after 1975. The retirement benefit paid pursuant to the supplemental plan is the difference between the amount computed by the above formula and the amount payable from the qualified plan.

Effective January 1, 2000, the corporation transferred the accrued benefit amount of each plan member to the Qualified Retirement Plan as an additional special benefit, which will be paid from the qualified plan. As of January 1, 2000, there were 12 associates entitled to a benefit from the Supplemental Retirement Plan. Any additional benefit amounts accrued from the Supplemental Retirement Plan after January 1, 2000, will be paid from the Supplemental Retirement Plan.

Of the individuals listed in the Summary Compensation Table, only James E. Benoski and John J. Schiff, Jr., are participants in the plan. For purposes of determining benefits under the Supplemental Retirement Plan, annual earnings are defined as the base rate of salary in effect on the last day of the plan year. This differs from salary under the Summary Compensation Table. The annual earnings for 2004 as defined in the plan and the years of service as of December 31, 2004, for those individuals are as follows: Mr. Benoski, $385,000 and 33 years; and Mr. J. Schiff, Jr., $699,643 and 19 years.

Equity Compensation Plan Information

The company’s equity compensation plans are summarized as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights at December 31, 2004 (1)	Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a)) at December 31, 2004 (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,234,330	33.65	3,941,967
Equity compensation plans not approved by security holders	na	na	75,602
Total	9,234,330	33.65	4,017,569

(1)

Option data has been adjusted to reflect the 5 percent stock dividend paid June 15, 2004.

na

Not applicable

In February 2003, the board of directors adopted the 2003 Non-Employee Directors’ Stock Plan (see Director Compensation, Page 9, for a discussion of the 2003 Non-Employee Directors’ Stock Plan). Shares and price have been adjusted to reflect the 5 percent stock dividend paid June 15, 2004.

Report of the Audit Committee

The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered public accounting firm, the performance of the company’s internal auditor and independent registered public accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered public accounting firm. The committee has six independent directors and operates under a written charter adopted by the board. The board has determined that each committee member is independent under the standards of director independence established by the Nasdaq listing requirements and also is independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.

Management is responsible for the financial reporting process, including the system of internal controls; for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (GAAP); and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements, for expressing an opinion as to their conformity with GAAP and for attesting to management’s report on the company’s internal control over financial reporting. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. The committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

We held five meetings during the fiscal year ending December 31, 2004. These meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditors and the company’s independent registered public accounting firm, Deloitte & Touche LLP. The committee discussed with the company’s internal auditors and Deloitte & Touche the overall scope and plans for their respective audits. It met with the internal auditors and Deloitte & Touche, with and without management present, to discuss the results of their examination and their evaluations of the company’s internal controls.

The committee reviewed and discussed the company’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial reporting. The committee also performed a self-evaluation of its charter, policies and procedures as a part of the company’s Section 404 internal control auditing activities.

The committee discussed the audited consolidated financial statements for the fiscal year ended December 31, 2004, and the unaudited interim financial statements for the first three quarters of 2004 with management, the internal auditors and Deloitte & Touche. The committee also discussed with management, the internal auditors and Deloitte & Touche the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the Securities and Exchange Commission and the processes used to support management’s annual report on the company’s internal control over financial reporting.

The committee also discussed with Deloitte & Touche matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Deloitte & Touche also provided written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it was independent from the company. The committee discussed with Deloitte & Touche the firm’s independence from the company. When considering Deloitte & Touche’s independence, the committee considered if services they provided to the company were compatible with maintaining their independence – beyond the services rendered in connection with Deloitte & Touch’s audit of the company’s consolidated financial statements, review of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and the attestation of management’s report on internal control over financial reporting. The committee also reviewed, among other things, the audit, audit-related tax services performed by, and the amount of fees paid for such services to, Deloitte & Touche. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the audit committee charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2004, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, and is presenting the selection to shareholders for ratification.

Submitted by the audit committee:

William F. Bahl, Dirk J. Debbink, Kenneth C. Lichtendahl (chair), Gretchen W. Price,
Douglas S. Skidmore and E. Anthony Woods

Fees Billed by the Independent Registered Public Accounting Firm

The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the fiscal year ended December 31, 2004.

	Twelve Months Ended December 31,
	2004	2003
Audit Fees	$2,003,000	$1,193,460
Audit-related Fees	375,170	549,572
Tax Fees	403,575	381,432
Subtotal	$2,781,745	$2,124,464
All Other Fees	60,943	2,034,543
Deloitte & Touche LLP Total Fees	$2,842,688	$4,159,007

Services Provided by the Independent Registered Public Accounting Firm

All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2003, all services were pre-approved by the audit committee after adoption of the pre-approval policy in May 2003, except for a minimal amount of fees for services pursuant to the pre-existing engagement described under All Other Fees. In 2004, all services rendered by the independent registered accounting firm were pre-approved by the audit committee and no fees charged pursuant to the de minimus safe harbor exception to the pre-approval requirement described in the audit committee charter.

Under the pre-approval policy, the audit committee pre-approves specific services related to the primary service categories of audit services, audit related services, tax services, and other services. A “one-time” pre-approval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of pre-approved non-audit services specified under the policy include: financial and tax due diligence, benefit plan audits, American Institute of Certified Public Accountants (AICPA) agreed-upon procedures, Association for Investment Management and Research (AIMR) audits, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, accounting consultations and audits in connection with acquisitions, tax planning and support, tax controversy assistance (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, tax planning and return preparation for company executives, corporate finance modeling assistance, allowable actuarial reviews and assistance, business risk management support and merger integration.

Engagements for services falling below the dollar threshold approved for specified services may be entered into with the consent of the chief financial officer. The committee must individually approve engagements for permissible services not included in the pre-approval list or that exceed the dollar threshold established for such services. All engagements are periodically reported to the audit committee. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.

•

Audit Fees – These are fees for professional services performed by the independent registered public accounting firm for the audit of the company’s annual financial statements; audit of management’s assessment of internal control over financial reporting; review of financial statements included in the company’s Form10-K and Form 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

•

Audit-related Fees – These are fees for assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of the company’s financial statements. These services include: employee benefit and compensation plan audits; Association for Investment Management and Research (AIMR) certifications; and information systems expense reviews.

•

Tax Fees – These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance, tax advice and tax planning. These services include: review of tax returns for the company, tax research and planning, tax audit assistance and tax work stemming from audit-related items. These services do not include any tax shelter work.

•

All Other Fees – These are fees for other permissible work performed by the independent registered public accounting firm in categories other than the above. All other fees were approximately 2 percent of total fees for work performed by the independent registered public accounting firm in 2004. Approximately 95 percent of the other fees charged in 2003 involved assistance with a new claims file management system that was implemented in late 2003. The registered public accounting firm’s contract for these services was entered into prior to May 2003. The registered independent public accounting firm’s role in this project was essentially completed in 2003, and fees in 2004 were minimal.

Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The audit committee has appointed the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2005.

Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this appointment and will seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

To ratify the appointment of Deloitte & Touche LLP, a majority of votes cast at the meeting must be voted FOR the proposal. The board of directors recommends a vote FOR the proposal.

Proposal to Increase Authorized Shares of Common Stock

At a meeting held on February 5, 2005, the board of directors of the company voted to recommend to shareholders that the number of authorized shares of common stock of the company be increased by amending Article FOURTH of the Articles of Incorporation to read as follows (amendment):

“FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is Five Hundred Million (500,000,000) and the par value of each share shall be Two ($2.00) Dollars.”

The proposed amendment will increase the authorized number of shares of stock of the Corporation with the par value of $2.00 to 500,000,000 from 200,000,000. If the proposed amendment is adopted, it is anticipated that it will be filed with the Secretary of the State of Ohio and become effective shortly after the Annual Meeting of Shareholders.

As of February 25, 2005, there were 15,015,614 shares of authorized and unissued common stock and 17,734,484 shares held in treasury that were acquired by the company under the repurchase program authorized by the board of directors. The total number of shares issued and outstanding as of February 25, 2005, was 167,249,902.

The existing level of authorized stock was established at the 1998 Annual Meeting of Shareholders, at which shareholders adopted an Amendment to the Articles of Incorporation increasing the number of authorized shares to 200,000,000 from 80,000,000. At that time, the board of directors announced its intention to declare a 3-for-1 stock split upon adoption of the amendment.

In 2004, the board of directors declared a 5 percent stock dividend payable June 15, 2004. At the February 5, 2005, meeting, the board of directors declared another 5 percent stock dividend payable April 26, 2005, to shareholders of record April 5, 2005. That was the 29th stock dividend or split declared over the past 48 years. After the 2005 stock dividend, one Cincinnati Insurance share purchased in 1950 will have grown to 2,146 Cincinnati Financial shares, with stock dividends retained and cash dividends not reinvested.

The board of directors believes that it is desirable and in the best interests of the company and its shareholders that there be sufficient authorized but unissued shares of common stock. Although it has no present plans to declare additional stock dividends or implement further stock splits, the board believes that increasing the authorized shares will provide the company with additional flexibility to accomplish future stock dividends and stock splits without incurring the expense of a special shareholder meeting or waiting until the next annual meeting. Stock dividends and splits can be used to maintain the market price of the common stock in a range that may be more attractive to investors, particularly individuals, and may result in a broader market for the stock. Additionally, authorized but unissued stock is available for issuance from time to time for various corporate purposes and consideration as the board may determine, including acquisitions, public offerings and stock options and other employee benefit plans. Other than the shares that may be used to affect the exercise of options, management has no present plans to issue any of the additional shares of common stock, and there are no pending negotiations, discussions, agreements or understandings that would involve the issuance of the additional shares proposed to be authorized by the amendment. There are no pre-emptive rights with regard to the company’s common shares.

Adoption of the proposal to amend Article FOURTH of the Articles of Incorporation requires the affirmative vote of two-thirds of the outstanding shares. The board of directors recommends a vote FOR approval of the amendment increasing the number of authorized shares of common stock.

Proposal to Adopt Cincinnati Financial Corporation Stock Option Plan No. VIII

The board of directors of the company has approved the proposal to adopt Cincinnati Financial Corporation Stock Option Plan VIII, as an incentive to attract and retain quality associates and to encourage a sense of ownership in the company’s associates.

The new plan provides for grants to those associates of the company and its subsidiaries selected by the compensation committee of the board of directors of nontransferable options to purchase a total of 10 million shares of the company’s $2.00 par value common stock. Each option shall have an option price equal to 100 percent of the Nasdaq National Market’s closing price for the company’s stock on the day prior to the date of grant. All full-time associates (including associates who are directors) of the company and its subsidiaries would be eligible to receive options. At December 31, 2004, approximately 3,800 associates were eligible to receive options.

The board of directors believes in extending stock option grants beyond the company’s executives to include all levels of associates, potentially including hourly associates. To best serve shareholders for the long term, the board wants to ally the interests of associates with the interests of shareholders, allowing associates the opportunity to participate in the successes they work to achieve.

In 2005, under the existing stock option plans, the company’s five most senior officers were granted a total of 180,000 options, only 12.6 percent of the 1,432,750 total granted to associates. Of that total, 694,750, or 48.5 percent, were granted to associates below our junior officer, middle-management level. In 2004 and 2003, 1,358,625 and 1,301,459 options were granted, of which non-officers received a similar percent of the options. Options granted in 2005, 2004 and 2003, were equal to 0.9 percent, 0.8 percent and 0.8 percent of total shares outstanding, respectively. A total of 2,526,660 shares remain available for grants under Stock Option Plans VI and VII. Since April 30, 1996, the board has authorized nontransferable options to purchase a total of 10,747,274 million shares of the company’s $2.00 par value common stock out of these plans. All shares described in this paragraph have been adjusted for the five percent stock dividend paid June 15, 2004.

Further, stock options have translated into ownership as most associates generally hold their shares, funding the option purchases without cashing in a portion of the grant. The company’s associates have a direct stake in building future success for your company. Although the company does not have access to information about broker accounts, management estimates that approximately 85 percent of associates hold shares of Cincinnati Financial Corporation.

The board of directors recognizes that shareholders are interested in the impact of stock option expense on net income. Since 1996, following FASB accounting standards, the company has clearly disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements and fully complied with amended requirements for disclosures in quarterly financial statements. The company will adopt SFAS No. 123(R), “Share-Based Payment,” which calls for stock option expense to be included as a component of net income, in the third quarter of 2005. Pro forma option expense as disclosed in a note to the 2004 Consolidated Financial Statements would have reduced earnings per share by 7 cents in both 2004 and 2003 and 8 cents in 2002.

The terms of Stock Option Plan VIII are essentially the same as those of Stock Option Plan VII. Options under Stock Option Plan VIII may be either incentive options or nonqualified options. An incentive option is one that meets the provision of Section 422 of the Internal Revenue Code of 1986, as amended. Any option granted which does not meet such provisions shall be deemed a nonqualified option. The only limits on the number of shares for which options may be granted to any single associate under the plan are that incentive options first exercisable by an associate in any one year under the plan (and all other plans of the company) may not exceed $100,000 in value (determined at the time of grant), and that no associate shall receive options on more than 300,000 shares over any three-year period.

Limitations on the exercise of options are described in the plan, a copy of which is attached as Appendix A. No options may be granted under the plan after April 23, 2015. All options granted shall expire no later than 10 years from the date granted. Payment for exercised options shall be in cash, or in the case of nonqualified options only, may be through the transfer by the optionee to the company of free and clear shares of common stock of the company that shall be valued at the current market value of such shares on the date of such transfer, or by a combination of cash and such shares. A stock option is not transferable or assignable by an optionee otherwise than by will or by the laws of descent and distribution.

No taxable income for federal income tax purposes results from the exercise of an incentive option at the time of exercise. Any gain realized on the sale of stock acquired on exercise of an incentive option is considered as capital gain for federal income tax purposes if the stock has been held at least one year after it was acquired on exercise of the option and if at least two years have expired after the grant of the option. Except as hereafter indicated, the company is not entitled to any deduction with respect to the grant or exercise of any incentive option. If the stock is sold or otherwise disposed of within one year after exercise or within two years after the grant, any appreciation at the date of exercise above the option price is treated, subject to certain limitations, as "ordinary" income for federal income tax purposes. Any appreciation after the date of exercise is considered as long-term capital gain to the optionee if the stock was held longer than 18 months. The amount of ordinary income received by the optionee generally is treated as a tax-deductible expense to the company.

Gain, taxable as ordinary income to the optionee, is generally deemed to be realized at the date of exercise of a nonqualified option, the amount of gain on each share being the difference between the market price on the date of exercise and the option price. This amount is generally treated as a tax-deductible expense to the company at the time of exercise. Any appreciation in the value of the stock after the date of exercise is considered as long- or short-term capital gain, depending on the length of time the stock is held by the optionee prior to the time of its sale.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, corporations with a class of securities required to be registered under Section 12 of the Securities Exchange Act of 1934 are not permitted to deduct, for income tax purposes, compensation paid to certain executive officers to the extent such compensation exceeds $1 million in a tax year. However, certain types of compensation, generally including compensation that constitutes "performance-based" compensation, are excluded from this limitation.

The cash compensation paid by the company to its executive officers does not currently exceed the Section 162(m) limitation. However, in any given year, the difference between the exercise price and the market price on the exercise date (spread) for options exercised by an executive officer would be included as compensation for Section 162(m) purposes, unless the applicable option plan meets certain requirements contained in the Treasury regulations under Section 162(m) of the Code. The Regulations provide that for the spread realized upon the exercise of an option to constitute performance-based compensation, which is exempt from the Section 162(m) deduction limitation, the stock option plan under which the options were granted must, among other requirements, be administered by a compensation committee comprised solely of two or more "outside directors" and must contain a specific limit on the number of options that may be granted to any one employee participant.

Stock Option Plan VIII was drafted with the intention of preserving the company's ability to deduct for federal income tax purposes the compensation expense relating to stock options and other stock incentives granted to executive officers. Accordingly, only directors who are outside directors within the meaning of Section 162(m) and applicable regulations may serve as members of the compensation committee.

The board of directors is authorized to amend the plan to meet changes in pertinent law or governmental regulations or for any other purpose that at the time may be permitted by law, except that the total number of shares to be issued pursuant to the plan may not be changed and options may not be repriced except to reflect adjustments for stock splits, stock dividends or other relevant changes in capitalization.

The proceeds from the sale of common stock upon the exercise of options issued under the plan constitute general funds of the company and may be used by it for any purpose.

To adopt Stock Option Plan VIII, a majority of the votes cast at the meeting must be voted FOR the proposal. The board of directors recommends a vote FOR the proposal to adopt the plan.

Proposal to Approve Cincinnati Financial Corporation
2003 Non-Employee Directors’ Stock Plan

The board of directors of the company has approved the proposal to submit the 2003 Non-Employee Directors’ Stock Plan to shareholders for approval. The purpose of the plan is to enable Cincinnati Financial Corporation to attract and retain the services of experienced and knowledgeable non-employee directors and to strengthen the alignment of interests between non-employee directors and the shareholders of the company through the increased ownership of shares of the company’s common stock. This will be accomplished by granting directors shares of common stock as a part of their annual compensation.

Cincinnati Financial Corporation directors are compensated solely for their attendance at meetings; there is no retainer. Non-employee directors of the company are paid a fee of $4,500 for attendance at each board meeting and $1,500 for attendance at each committee meeting and subsidiary board and committee meeting, with fees for all meetings in any one day not to exceed $6,000. They also are reimbursed for actual travel expenses incurred in attending meetings. In 2004, one of the board meetings was scheduled to coincide with the company’s incentive meeting for the company’s highest performing agencies. The company invited directors’ spouses to attend this meeting and paid for associated transportation expense and meals. In 2004, the average expense for travel and meals for a director’s spouse was $2,911. The company also provides directors with personal umbrella liability and life insurance policies written through the company’s insurance subsidiaries. Premiums for the personal umbrella liability policies provided to directors in 2004 range from $766 to $2,991. Premiums for the life insurance policies provided to directors in 2004 ranged from $165 to $275.

Under the plan adopted by the board of directors in February 2003, a copy of which is attached as Appendix B, the compensation committee of the board of directors is authorized to grant non-employee directors shares of common stock with a fair market value on the date of grant equal to the cash director’s fees received by such directors for attendance at board and committee meetings during the prior calendar year, but not to exceed $60,000 in any calendar year. Such grants are compensation in addition to cash compensation earned for board service. The grant of a stock award under the plan will result in ordinary taxable income to the director in an amount equal to the value of the stock award on the date of grant, and the company will be entitled to a tax deduction for the same amount.

Share awards are valued at the average of the high and low sales price quotations for common stock of the company on the Nasdaq National Market on the day of the grant. A total of 100,000 shares are available under the plan. In the past three years, a total of 43,492 shares have been granted under the plan. The number of shares granted in 2003, 2004 and 2005, was 14,232, 13,756, and 15,504, respectively. On January 25, 2005, the average of the high and low of the company’s common stock market price as reported by Nasdaq was $44.19 per share.

On February 22, 2005, the company filed a Form 8-K disclosing that as a result of a routine internal review, the company reported to Nasdaq that it had determined that the 2003 Non-Employee Directors’ Stock Plan may not have been in compliance with NASD Rule 4350(i). This rule requires stock compensation plans to be submitted for approval by the issuer’s shareholders. Following its discussions with Nasdaq, on February 22, 2005, the company received a letter from Nasdaq indicating that the company did not comply with the shareholder approval rule set forth in Marketplace Rule 4350(i)(1)(A) and requiring the company to submit a specific plan and timetable to achieve compliance with the rule by March 9, 2005. On March 7, 2005, the company notified Nasdaq that it will achieve compliance with the rule by submitting this proposal to shareholders at the 2005 Annual Shareholders’ Meeting. In the interim, directors who previously received shares under the plan have agreed not to transfer or vote any shares received until the plan is duly approved by shareholders. If the plan is not approved, the shares will be returned to the company’s treasury.

The plan is being submitted for shareholder approval under the requirements of the Nasdaq National Market on which the company’s shares trade. Under those rules, approval requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote. To approve the plan, a majority of the votes cast at the meeting must be voted FOR the proposal. The board of directors recommends a vote FOR approval of the plan.

Shareholder Proposals for Next Year

Any shareholder who wishes a proposal to be considered for presentation at the 2006 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496, on or before November 1, 2005.

Cost of Solicitation

The cost of soliciting proxies will be borne by the company. The company has contracted with Computershare Investor Services to provide Internet and telephone voting service for our direct shareholders of record. The company asks banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and the company has agreed to reimburse reasonable out-of-pocket expenses incurred. In addition to solicitations by mail, regular associates of the company, may, without extra remuneration, solicit proxies personally or by telephone.

Other Business

Management does not know of any other matter or business which may be brought before the meeting; but if any other matter or business comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Kenneth W. Stecher

Kenneth W. Stecher

Secretary

March 21, 2005

Appendix A

Cincinnati Financial Corporation Stock Option Plan No. VIII

1.

Purpose. Stock Option Plan No. VIII (the Plan) and the options authorized hereunder are intended as an employment incentive, to retain in the employ of Cincinnati Financial Corporation (CFC) and its subsidiaries (as defined in subsection 425(f) of the Internal Revenue Code of 1986, as amended) persons of training, experience and ability; to attract new associates whose services are considered unusually valuable; to encourage a sense of proprietorship in such persons; and to stimulate the active interest of such persons in the development and financial success of CFC and its subsidiaries.

2.

Shares Subject to the Plan. The aggregate number of shares of the common stock of CFC that may be issued under all options to be granted pursuant to this Plan shall not exceed 10,000,000 shares of common stock with the par value of $2.00 per share. The options granted under this Plan may be Incentive Stock Options (as defined in Section 422A of the Internal Revenue Code of 1986, as amended) or nonqualified options (any option that is not an Incentive Stock Option).

3.

Administration of Plan. A committee or subcommittee of at least two non-employee, outside members of the board of directors of CFC, appointed by and serving at the pleasure of the board of directors, shall supervise the administration of the Plan. Any questions of interpretation of the Plan or of any options issued under it shall be determined by the committee, and such determinations shall be final and binding upon all persons. The committee shall have the authority to grant options to those associates it deems appropriate. Those options shall contain such terms as the committee determines, subject to the limitations and requirements provided herein. For purposes of determining who may serve as a member of the committee, "non-employee" director shall mean a director who meets the requirements of that term as contained in Rule 16b-3 under the Securities Exchange Act of 1934, and "outside" shall mean a director who is not a current or former employee or officer of the company and who does not receive any "remuneration" as that term is defined in the regulations under Internal Revenue Code Section 162(m), in any capacity, other than as a director.

4.

Eligibility for Options. All full-time associates of CFC and its subsidiaries shall be eligible to receive options, and the fact that an associate may be a director of CFC or of a subsidiary of CFC shall not disqualify an associate from participating in this Plan. No associate shall receive options on more than 300,000 shares over any three-year period.

5.

Amendments to Plan and Limitations on Repricing. For the purpose of meeting any changes in pertinent law or governmental regulations, or for any other purpose that at the time may be permitted by law, the board of directors, from time to time, may amend or revise the terms of this Plan. The committee may amend or revise the terms of any outstanding option, retroactive to the date of granting of the option, except that the number of shares to be issued shall not increase and the option price shall not decrease other than to make appropriate adjustments in the number of shares that may be issued pursuant to the Plan and appropriate adjustments in the number and price of shares covered by outstanding options hereunder, to give effect to any stock splits, or stock dividends, or other relevant changes in capitalization. The committee may not re-price outstanding options.

6.

Terms of Options. The option price per share for options granted hereunder shall be equal to 100 percent of the Nasdaq National Market’s closing price for the company’s stock on the day prior to the date of grant. The aggregate fair market value (at date of grant of the option) of the stock with respect to which Incentive Stock Options are first exercisable by any optionee in any calendar year under this Plan and any other plans of CFC and its subsidiaries shall not exceed $100,000. All options granted hereunder shall expire not more than 10 years from the date granted.

Except in cases of the optionee’s “retirement or death” as herein defined, options may not be exercisable earlier than as provided in the following schedule:

1.

After the expiration of one year of continuous employment immediately following the date of grant, the option shall be exercisable to the extent of one-third of the number of shares originally subject to the option;

2.

After the expiration of two years of continuous employment immediately following the date of the grant, the option shall be exercisable to the extent of two-thirds of the number of shares originally subject to the option, less the number of shares previously purchased pursuant to such option; and

3.

After the expiration of three years of continuous employment following the date of grant, the option shall be exercisable in full.

7.

Exercise of Options. In order for all or any portion of an option to be exercised, CFC must receive at its principal place of business written notice of such exercise properly executed by the optionee, setting forth the number of shares in respect of which the option is being exercised. Said notice shall be accompanied by payment of the full option price of such shares, which payment shall be in cash, or in the case of nonqualified options only, may be through the transfer by the optionee to CFC of free and clear shares of the common stock of CFC that shall be valued at the current market value of such shares on the date of such transfer, or by a combination of cash and such shares. The effective date of the exercise of the option ("effective date of exercise") shall be the day the written notice of exercise is received by CFC for nonqualified options and 30 days after the date of receipt for Incentive Stock Options.

Upon termination of employment of the optionee prior to the effective date of exercise of an outstanding option, the unexercised portion of the option shall terminate unless such termination of employment is due to the “retirement or death” of the optionee. As used in this agreement, “retirement or death” means:

(i)

retirement with the approval of CFC for disability,

(ii)

retirement due to attainment of retirement age,

(iii)

retirement with thirty-five (35) years of continuous employment with the company or

(iv)

death of the optionee.

The committee shall have the discretion to provide in the option that in the event of “retirement or death” of an optionee, the unmatured installments of the option shall be automatically exercisable, or that the committee shall have discretion to permit any unmatured installments of the options to be accelerated and the options shall thereupon be exercisable in full. Upon “retirement or death” of an optionee, the time within which the company must receive the notice of exercise and payment shall be:

1)

not more than ninety (90) days from the date of termination of employment, or in the case of the death of the optionee, not more than six (6) months after the date of death for Incentive Stock Options; or

2)

not more than five years from the date of death or last date of employment for nonqualified options.

In any event, the effective date of the exercise of the option must be prior to the expiration thereof.

In all other cases of termination of employment, when the optionee ceases to be employed by CFC or a subsidiary of CFC, the option shall not be exercisable after the date upon which employment terminates.

Subject to the foregoing, each installment of an option shall be exercisable for the full amount or for any part thereof, including partial exercise from time to time. Options shall be exercisable only by the optionee to whom granted, and shall not be assignable, except as provided in case of death.

All shares purchased upon exercise of options shall be fully paid for at the time of purchase.

8.

Shares Issued Upon Exercise of Options. Either treasury shares or authorized but unissued shares may be issued upon exercise of options. CFC may (as permitted by law) acquire by purchase the shares that it will need to satisfy options, either at the time the options are exercised, or from time to time in advance, whenever the board of directors may deem such purchase advisable.

9.

Income Tax Withholding. In order to comply with all applicable federal, state or local income tax laws or regulations, CFC may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the optionee, are withheld or collected from such optionee. To assist an optionee in paying all federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an option, the committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit an optionee to satisfy all or a portion of such tax obligation by delivering to CFC, free and clear shares of the common stock of CFC with a fair market value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations). The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

10.

Implied Agreement of Optionee. Every optionee shall be bound by the terms and restrictions of this Plan and the acceptance of an option shall constitute an agreement between the optionee hereunder and CFC and any successors in interest thereto. The grant of an option under the Plan shall not limit or otherwise qualify the right of the employer of the optionee to terminate the employment of the optionee at any time.

11.

Securities Laws. The board of directors and the committee shall take all necessary and appropriate action to ensure that all option grants and all shares of stock issued pursuant to exercise of those options are granted and issued in compliance with all federal and state securities laws.

12.

Effective Date and Term of Plan. This Plan shall be effective as of April 23, 2005, and no options may be granted under the plan subsequent to April 23, 2015. This Plan is subject to approval by the company’s shareholders at the April 23, 2005, Annual Meeting of Shareholders.

Appendix B

CINCINNATI FINANCIAL CORPORATION 2003

NON-EMPLOYEE DIRECTORS’

STOCK PLAN

ARTICLE A – Purpose.

The purpose of the Cincinnati Financial Corporation 2003 Non-Employee Directors’ Stock Plan (hereinafter referred to as the “Plan”) is to enable Cincinnati Financial Corporation (hereinafter referred to as the “Company”) to attract and retain the services of experienced and knowledgeable non-employee directors and to strengthen the alignment of interests between non-employee Directors (hereinafter referred to as “Participants”) and the shareholders of the Company through the increased ownership of shares of the Company’s common stock. This will be accomplished by granting Participants shares of common stock as a part of their annual compensation.

ARTICLE B – Administration.

1.

The Plan shall be administered by the Compensation Committee (hereinafter referred to as the “Committee”) of the Board of Directors of the Company (hereinafter referred to as the “Board”), or such other committee as may be designated by the Board including a sub-committee of the Committee. The Committee shall consist of not less than two (2) members of the Board who are “Non-Employee Directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any successor rule or definition adopted by the Securities and Exchange Commission, to be appointed by the Board from time to time and to serve at the discretion of the Board.

2.

It shall be the duty of the Committee to administer this Plan in accordance with its provisions and to make such recommendations to the Board as to amendments or otherwise as it deems necessary or appropriate. A decision by a majority of the Committee shall govern all actions of the Committee.

3.

Subject to the express provisions of this Plan, the Committee shall have authority to grant Participants an equivalent amount of whole shares of common stock of the Company, equal to the directors’ cash compensation (but in no case more than $60,000 worth of common stock for any year of service as director), subject to such conditions or restrictions, if any, as the Committee may determine. The Committee also has the authority to make all other determinations it deems necessary or advisable for administering this Plan.

4.

The Committee may establish from time to time such regulations, provisions, and procedures as are in compliance with the terms of this Plan as, in its opinion, may be advisable in the administration of this Plan.

5.

The Committee may designate the Secretary of the Company or other employees of the Company to assist the Committee in the administration of this Plan and may grant authority to such persons to execute documents on behalf of the Committee.

ARTICLE C – Participation.

Participation in the Plan shall be limited to all non-employee Directors of the Company.

ARTICLE D – Limitation on Number of Shares for the Plan.

The total number of shares of common stock of the Company that may be awarded under the Plan shall not exceed 100,000 shares.

ARTICLE E – Shares Subject to Use Under the Plan.

Shares of common stock to be awarded under the terms of this Plan may be treasury shares.

ARTICLE F – Grant of Shares.

1.

Commencing with the year 2003 and each year thereafter, each Participant shall receive shares of common stock with a fair market value on the date of grant, equal to the cash director’s fees received by such Participant during the prior calendar year, but limited to $60,000.

2.

All shares awarded under this Article shall be granted at the first meeting of the Committee in each year, or at such other meeting as the Committee may determine and shall be valued as set forth below.

3.

The shares awarded under the Plan shall be subject to such conditions or restrictions, if any, as the Committee may determine. The conditions and restrictions may vary from time to time and may be set forth in agreements between the Company and the Participant or in the awards of shares to them, all as the Committee determines.

4.

The shares awarded shall be valued at the average of the high and low sales price quotations for common stock of the Company on the NASDAQ System on the day of the grant to a Participant. All shares awarded shall be full shares, rounded up to the nearest whole share.

ARTICLE G – Adjustments.

The amount of shares authorized to be issued under this Plan will be subject to appropriate adjustment in the event of future stock splits, stock dividends, or other changes in capitalization of the Company to prevent the dilution or enlargement of rights under this Plan; following any such change, the term “common stock” shall be deemed to refer to such class of shares or other securities as may be applicable.

ARTICLE H – Additional Provisions.

1.

The Board may, at any time, repeal or amend this Plan. The Participants and the Company shall be bound by any such amendments as of their effective dates. If this Plan is repealed in its entirety, all previously awarded shares subject to conditions or restrictions pursuant to this Plan shall continue to be subject to such conditions or restrictions.

2.

Every recipient of shares pursuant to this Plan shall be bound by the terms and provisions of this Plan and by any restrictions relating to the shares received, and the acceptance of any grant of shares pursuant to this Plan shall constitute a binding agreement between the recipient and the Company.

ARTICLE I – Duration of Plan.

This Plan shall be effective as of February 1, 2003. This Plan will terminate on January 31, 2010 unless a different termination date is fixed by action of the Board, but no such termination shall affect the prior rights under this Plan of the Company or of anyone to whom shares have been granted prior to such termination.

ARTICLE J – Service as Director.

Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate any Participant at any time, and neither the Plan, nor the awarding of shares nor any other action taken pursuant to the Plan, will constitute or be evidence of an agreement or understanding, express or implied, that the Company will retain a Participant for any period of time or at any particular rate of compensation.

Plan adopted February 1, 2003

Cincinnati Financial Corporation 5 Percent Stock Dividend

At its February 5 meeting, your company’s board of directors declared a 5 percent stock dividend to be paid April 26 on shares outstanding and of record on April 6.

On Monday, April 4 – the Nasdaq-specified ex-dividend date – our common stock price and all historic stock price data will be adjusted by 5 percent to reflect the upcoming stock dividend. If you purchase shares between April 4 and April 26, you will pay the lower split-adjusted price, but you will not receive the dividend shares.

Between the ex-dividend date and April 26, all stock ownership records will show the share price adjusted 5 percent but will not yet reflect the additional shares to be issued April 26.

Please keep this in mind if you review reports on your holdings. There may be a temporary understatement of your investment’s value.

	Shares*	Price**	Value
Before April 4, 2005	100	$45.00	$4,500
From April 4 through April 25, 2005	100 5	$42.86 42.86	$4,286 214	Between the ex-dividend and pay dates, a shareholder owns 5 percent more shares but the new shares are not yet represented by stock certificates or an entry in your broker account.
On April 26, 2005	105	$42.86	$4,500

*

Presumes shares held prior to April 4 are not sold prior to April 26.

**

$45 stock price is not intended to represent the actual or anticipated price of CINF shares on any specific date.

Here is how you will receive your stock dividend distribution:

•

If you hold certificates for your CFC shares, you will receive a new certificate for your stock dividend shares and a check for the cash value of any fractional shares, based on the price on April 4.

•

If a broker holds your CFC shares, your broker account will be credited with whole and fractional shares.

•

If you hold CFC shares within your CFC 401(k) retirement savings plan, the stock units you purchased before April 4 will increase by 5 percent. Your account will accommodate any fractional shares due to you. The dividend does not affect your regular plan contribution.

•

If you hold CFC shares within a dividend reinvestment plan, the stock units you hold in your account will increase by 5 percent, and your account will accommodate holdings of fractional shares.

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